Press Release For immediate release
Invesco Ltd. Announces September 30, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, October 12, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,218.2 billion, a decrease of 2.2% versus previous month-end. Total net outflows were $0.7 billion. The firm achieved net long-term inflows of $1.4 billion this month. Non-management fee earning net inflows were $2.1 billion and money market net outflows were $4.2 billion. AUM was negatively impacted by unfavorable market returns, which decreased AUM by $25 billion. Reinvested distributions increased AUM by $0.9B and FX decreased AUM by $3.1 billion. Preliminary average total AUM for the quarter through September 30 were $1,206.2 billion, and preliminary average active AUM for the quarter through September 30 were $898.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2020(a)	$1,218.2	$592.4	$276.4	$68.1	$109.3	$172.0
August 31, 2020	$1,245.8	$612.5	$275.2	$69.1	$113.1	$175.9
July 31, 2020	$1,195.3	$575.1	$270.4	$64.6	$111.9	$173.3
June 30, 2020	$1,145.2	$544.9	$260.7	$60.9	$111.5	$167.2
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2020(a)	$900.2	$334.0	$242.8	$67.3	$109.3	$146.8
August 31, 2020	$917.5	$344.9	$241.5	$68.3	$113.1	$149.7
July 31, 2020	$893.7	$331.1	$238.5	$63.8	$111.8	$148.5
June 30, 2020	$863.5	$316.6	$230.1	$60.1	$111.5	$145.2
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

September 30, 2020(a)	$318.0	$258.4	$33.6	$0.8	$—	$25.2
August 31, 2020	$328.3	$267.6	$33.7	$0.8	$—	$26.2
July 31, 2020	$301.6	$244.0	$31.9	$0.8	$0.1	$24.8
June 30, 2020	$281.7	$228.3	$30.6	$0.8	$—	$22.0

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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